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                                                                 EXHIBIT. 24.2

                                 LETTERHEAD OF
                          BAXTER FENTRISS AND COMPANY



June 19, 1996


Board of Directors
Richmond Savings Bank, SSB
115 South Lawrence Street
Rockingham, North Carolina 28379

Directors:

We hereby consent to the use of our firm's name in the applications for conversion of Richmond Savings Bank, SSB, Rockingham, North Carolina, and any amendments thereto, filed with the Division of Savings Institutions, North Carolina Department of Commerce (the "Division"), and the FDIC, in the Form S-1 Registration Statement and any amendments thereto, and in the Acquisition Application and the Holding Company Application for Carolina Fincorp, Inc., as filed with the Division and the Federal Reserve Board, respectively. We also hereby consent to the inclusion of, a summary of, and references to our Appraisal Report, including Updates, and our opinion concerning subscription rights in such filings including the Prospectus of Carolina Fincorp, Inc., and the Proxy Statement of Richmond Savings Bank, SSB.

Sincerely,

/s/ Baxter Fentriss and Company